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                                    AGREEMENT

                                       FOR

                    ENGINEERING, PROCUREMENT AND CONSTRUCTION



     INTRODUCTION


     SHOREWOOD PACKAGING COMPANY (GUANGZHOU) LIMITED, a wholly foreign-owned enterprise, hereinafter referred to as ("COMPANY"), acting through its officers and directors who are hereby officially and formally appointed and authorized to act on the COMPANY's behalf, and LAM CONSTRUCTION COMPANY LIMITED, a Hong Kong corporation, hereinafter referred to as ("CONTRACTOR") for good and sufficient consideration, receipt of which is hereby acknowledged, enter into this Contract, on this ________ day of July, 1997, and hereby agree as follows:

                                   1. THE WORK

a. The WORK shall consist of the engineering, architectural, design, procurement, construction, inspection and pre-start-up mechanical testing of the subject project, as more fully described in Exhibit I of this Agreement ("Scope of the Work") and Exhibit II, the Preliminary Design Report or "PDR", attached hereto and incorporated herein.

b. CONTRACTOR shall provide, or arrange to have provided, all services, personnel, labor, materials and equipment needed to perform the WORK, in accordance with this AGREEMENT.

      The following are incorporated as part of this AGREEMENT: Exhibits I through IX, attached hereto.

c. In the event of any conflict or inconsistency between the text of the ARTICLES of this AGREEMENT and its incorporated documents, the text of the ARTICLES shall govern. Anything mentioned in COMPANY's specifications and not shown on COMPANY's drawings or shown on the drawings and not mentioned in the specifications shall be of like effect as if shown or mentioned in both. In case of any conflict or inconsistency among any of the incorporated documents, CONTRACTOR immediately shall call such conflict or inconsistency to COMPANY's attention in writing and request that same be resolved by COMPANY.


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d.    All references to this AGREEMENT shall be interpreted to include all documents incorporated herein, unless such reference specifically provides otherwise. Titles of the Articles and Sections in this AGREEMENT are for convenience only, and are not to be used in the interpretation of any provision hereof.

e. Each party hereto is represented by legal counsel and has entered into this AGREEMENT after consultation with counsel. Any ambiguity or uncertainty arising in connection herewith should not be construed more harshly against one party than the other.

                         2. RESPONSIBILITIES OF COMPANY

a.    COMPANY shall:

b. furnish the site(s) on which the field work is to be performed including the area(s) required for temporary facilities and storage;

c. provide, or assist CONTRACTOR in providing, such technical and process data as may be necessary for CONTRACTOR to perform the WORK;

d. obtain with CONTRACTOR'S assistance all authorizations, permits and licenses necessary for the performance of the WORK which are required to be taken out in COMPANY's name; and

e.    provide COMPANY's Preliminary Design Requirements.


              3. REPRESENTATION AND RESPONSIBILITIES OF CONTRACTOR

CONTRACTOR represents and agrees that:

a. it has the required skills and capacity to perform, and shall perform, the WORK in the best professional manner utilizing state of the art, sound engineering, architectural, procurement and construction principles, project management and supervisory procedures in accordance with accepted practice in the construction industry;

b. it shall prosecute the WORK continuously and diligently using qualified and competent personnel (including but not limited to consultants and/or specialty engineering firms as well as personnel to support field investigations in the performance of the WORK) and complete the WORK in accordance with the provisions of this AGREEMENT;

c. it has inspected the site(s) and surrounding locations; is familiar with all actual conditions thereof related to the performance


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of the WORK; has included all actual conditions on and related to the sites in calculating and preparing its bid application, and accepts such conditions and the site for performance of the WORK;

d. it shall pay all taxes and obtain and pay for all permits and licenses (which must be in CONTRACTOR's name), including but not limited to all CONTRACTOR qualification permits required by the Guangzhou Economic Technological Development District (the "Zone"), Guangzhou Municipality, Guangdong Province, and/or People's Republic of China (the "PRC"), and regulations required by all applicable governmental agencies in all locations where the WORK is to be performed, and/or which are necessary for the performance of the WORK, and/or are required for CONTRACTOR to operate as a foreign contractor in the PRC. To the extent CONTRACTOR lacks any such permits or is unable to qualify in a timely manner, CONTRACTOR may associate with firm or firms who possess such qualifications. Nothing herein will release or limit CONTRACTOR'S responsibilities;

e. it has knowledge of all of the legal requirements, and business practices and COMPANY's rules and regulations which must be followed in performing the WORK and shall perform the WORK in compliance with all applicable governmental, local and other competent authorities' laws, regulations and orders, including but not limited to the safety provisions, presently in effect and becoming effective during the performance of the WORK and shall be responsible for all consequences including, but not limited to, paying all fines and penalties which may arise because of noncompliance with any such requirements;

f. it shall maintain all work sites free of waste material and rubbish and clear such field work sites of all temporary structures, surplus material, equipment and tools upon completion of any field work. All such materials shall be removed and disposed of off site;

g. it shall be responsible for safety and shall require CONTRACTOR's subcontractors and/or vendors to provide all necessary safeguards to ensure the safety and protection of the WORK and of all persons and other property associated with the work in accordance with the provisions of this AGREEMENT;

h. it is an independent contractor and nothing contained herein shall be construed as constituting any other relationship with COMPANY, nor shall it be construed as creating any relationship whatsoever between COMPANY and CONTRACTOR's employees, CONTRACTOR has sole authority and responsibility to employ, discharge and otherwise control its employees, and that neither CONTRACTOR, nor any of its employees, agents or subcontractors are or shall be deemed to be employees of COMPANY; CONTRACTOR shall comply with all laws, rules, regulations and ordinances applicable to it as such employer; and


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CONTRACTOR shall accept complete responsibility as employer and principal for its employees, agents and subcontractors;

i. it shall provide all temporary materials, structures, equipment, supplies and construction utilities not specifically stated in the incorporated documents as being provided by COMPANY;

j. it shall provide such assistance as requested by COMPANY in preparing permit applications and supporting data and documents;

k. it shall replace any of its personnel performing the WORK whom COMPANY requests CONTRACTOR to replace, with or without cause. COMPANY shall not have any further responsibility or expense as a result of such a request. There shall be a project superintendent or supervisor on site at all times, who is fluent in English and the predominant languages of the work force;

l. it shall not remove any personnel designated as Key Personnel by COMPANY without the prior written approval of COMPANY;

m. it shall use quality assurance programs, in performing the WORK, which programs comply with all necessary codes and practices applicable to the type of FACILITIES and as otherwise required by COMPANY. COMPANY will, at all times, have the right of review and acceptance of such quality assurance programs;

n. it shall provide all calculations, estimates, schedules, and reports as COMPANY requests, as required by the AGREEMENT or the incorporated documents, or as otherwise required for timely execution of the WORK;

o. all waste shall be promptly removed from the site during the progress of the WORK and disposed of in accordance with all applicable laws and rules;

p. irrespective of the type of financial compensation or reimbursement to CONTRACTOR for any portion of the AGREEMENT, CONTRACTOR shall be solely responsible for all design, management, installation and testing performed or provided by it and/or its subcontractors or suppliers. In no event shall any technical assistance provided by COMPANY to CONTRACTOR relieve or absolve the CONTRACTOR of any responsibility for its use of such assistance or its incorporation into the WORK;

q. it shall be fully responsible to confirm through field survey, the data and accuracy of all drawings of existing FACILITIES insofar as such drawings may affect the WORK supplied by CONTRACTOR. CONTRACTOR, as part of its Scope of WORK in Exhibit I, shall identify


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and obtain all additional reference drawings which might be required to perform the WORK in accordance with this AGREEMENT. The CONTRACTOR is obliged to prepare, develop, and revise all other necessary drawings and specifications;

r. it shall be solely responsible for the accuracy and completeness of all details of the WORK, including, but not limited to, quantities, dimensions, weights or gauges, fabrication processes, construction means or methods, including, but not limited to, coordination of the WORK with others and construction safety precautions; Review and/or approval by COMPANY of any of CONTRACTOR'S acts, activities, documents, or efforts, as required by this AGREEMENT shall in no way relieve CONTRACTOR of any obligations, responsibilities and/or liabilities CONTRACTOR has or may have under this AGREEMENT, nor shall such review and/or approval by COMPANY be in any way construed to constitute COMPANY's assumption of responsibility for the accuracy or adequacy of any of CONTRACTOR'S information or work incorporated into such act, activity, document, or effort of CONTRACTOR;

s. it shall turn over to COMPANY or sell at COMPANY's option any surplus items provided by CONTRACTOR under the fixed price amount and shall turn over to COMPANY or sell, at COMPANY's option, any surplus items, including salable scrap, which were purchased on a reimbursable basis, and remit proceeds of such sales to COMPANY. Purchases and sales prices of such COMPANY owned surplus items shall require prior written approval of COMPANY;

t. it shall arrange for complete handling of all materials, equipment and construction equipment including inspection, expediting, shipping, unloading, receiving, customs clearance and claims except as stated otherwise in the incorporated documents;

u. it shall provide qualified personnel to participate in joint exhibit reviews (where applicable) to resolve any questions and/or discrepancies as soon as practicable;

v. CONTRACTOR shall provide within ten (10) days of this AGREEMENT (or any associated Memorandum of AGREEMENT) being executed, a Payment and Performance Bond issued by a surety company acceptable to COMPANY in the amount of the Total Price of Work (fixed price or maximum amount of cost plus). Such Bond is provided to COMPANY as security for CONTRACTOR's due performance and completion of all of its obligations pursuant to this AGREEMENT. The proceeds of the Bond (or a portion thereof as requested by COMPANY) shall be payable to COMPANY upon notification by COMPANY to such institution that CONTRACTOR has failed to perform or complete any of its obligations under and in accordance with the terms of the AGREEMENT. The Bond will be


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discharged by COMPANY and returned to the CONTRACTOR not later than thirty (30)
calendar days following the Acceptance of the WORK pursuant to Article 11;

w. CONTRACTOR agrees that all of its and its subcontractors' representations, and guarantees contained in this AGREEMENT are and shall be deemed material and shall survive the completion or termination of this AGREEMENT;

x. CONTRACTOR shall give to COMPANY oral notification as soon as practicable, and in writing, no more than twenty-four (24) hours after any accident, injury, incident, or near miss occurring during the progress of the WORK whether or not it may result in a claim against COMPANY's or CONTRACTOR's insurance policies;

y. CONTRACTOR shall provide food, housing and transport for all staff and workers to the extent required;

                              4. TIME OF COMPLETION

a. CONTRACTOR shall commence performance of the WORK on the commencement date set forth in the Project Schedule, Exhibit III, and shall continue the same in an expeditious manner and in accordance with the Project Schedule. CONTRACTOR shall at all times afford the WORK the highest priority, that is, CONTRACTOR shall not assign to any other work a priority higher than the priority accorded to the WORK. Attached hereto as Exhibit III is the Milestone Schedule showing projected completion dates for each project milestone.

b. In the event that CONTRACTOR fails to complete its performance or otherwise fails to perform its obligations in accordance with the projected completion dates for each milestone set forth in Exhibit III, COMPANY will suffer damages which are difficult, if not impossible, to calculate or ascertain. Accordingly, it is agreed by COMPANY and CONTRACTOR that the sums set forth below represent, fairly and reasonably, the damages to COMPANY for each day, or part thereof, that CONTRACTOR has failed to comply with each such milestone (hereinafter referred to as "Late Completion"), and CONTRACTOR shall pay to COMPANY in discharge of its obligation to COMPANY to meet such milestone as liquidated damages and not as a penalty, the said sum as per day damages for each calendar day or part thereof elapsing from the date of the scheduled milestones until the actual date of Notice of Completion of that particular milestone. The payment of such liquidated damages shall not affect any other rights or remedies available to COMPANY herein, or otherwise for breach. If CONTRACTOR fails to complete its performance on or before the date the maximum aggregate amount of liquidated damages has been reached, CONTRACTOR


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shall be in default and COMPANY may exercise any other remedies available to it to recover its actual damages resulting therefrom.

c.    The sums to be paid as liquidated damages or bonuses shall be:

      i)    Liquidated damages for Late Completion:

            $(A)/day for the first five (5) working days (or part thereof) of Late Completion; and $(B)/day for every working day (or part thereof) of Late Completion thereafter. Liquidated damages pursuant to this Section shall not exceed $(E).;

      ii)   Bonuses for Early Completion:

            $(C)/day for the first five (5) working days (or part thereof) of Early Completion; and $(D)/day for every working day (or part thereof) of Early Completion prior thereto. Bonus pursuant to this Section shall not exceed $(F).;

      iii) (A), (B), (C), (D), (E), (F) -- see Exhibit IV for schedule for each task.

d. At the time of execution of this AGREEMENT and in accordance with the provisions of COMPANY's PDR, CONTRACTOR shall submit to COMPANY, for approval, a schedule, hereinafter referred to as the Contract Master Schedule, Exhibit V, showing the sequence of events CONTRACTOR proposes to perform the WORK and achieve the milestone(s) listed in Exhibit III. Thereafter, CONTRACTOR shall furnish any amendments to the Contract Master Schedule for critical path activities for COMPANY's approval and shall furnish such additional details and information relating to such schedule as COMPANY may from time to time reasonably require. The Contract Master Schedule shall be a Critical Path Method Schedule. The CONTRACTOR shall implement the Contract Master Schedule to account for, minimize or eliminate the impact of any delay in the COMPANY's supply of the site, owner-furnished equipment, supplies, information or approvals. The Contract Master Schedule shall minimize the number of Critical Path activities and paths, and must be approved by the COMPANY.

e. COMPANY reserves the right to change by pushing back any of the milestones in Exhibit III or the Contract Master Schedule Exhibit V, at any time by giving CONTRACTOR a minimum or thirty (30) calendar days written notice. The start date for any COMPANY task may be slipped back without additional cost to the COMPANY. The revised start date will be no earlier than fourteen (14) calendar days after the date of COMPANY's written notice.


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f.    Neither the submission to and approval by COMPANY of the Contract Master
Schedule nor the furnishing of any details or information thereto, shall relieve CONTRACTOR of any of its obligations under this AGREEMENT.

g. The WORK (and any applicable part thereof) shall be completed in accordance with the Contract Master Schedule or in accordance with such revisions thereto as COMPANY may approve.

h. The mode, manner and speed of performance of the WORK are to be such as to satisfy COMPANY that the Contract Master Schedule will be met. Should COMPANY have a reasonable belief that the Contract Master Schedule will not be met, COMPANY shall have the right (but not the obligation) to so notify CONTRACTOR, and CONTRACTOR shall work such additional overtime and/or engage such additional personnel and/or take such other measure as may be necessary in order to complete the WORK within the Contract Master Schedule or revisions thereto approved by COMPANY. All costs related to such overtime, additional personnel and other measures shall be borne by CONTRACTOR.

i. Should Company require CONTRACTOR to complete the WORK in advance of the Contract Master Schedule, CONTRACTOR shall, upon COMPANY'S written request, work such additional overtime, engage such additional personnel and/or take other measures, and COMPANY shall pay to CONTRACTOR all properly documented additional costs resulting from all approved measures taken to advance such Contract Master Schedule as required by COMPANY.

j. If at any time during the course of its performance of the WORK, CONTRACTOR should have reason to believe that the WORK (or any applicable part thereof) cannot be completed within the Contract Master Schedule or within any revisions thereto approved by COMPANY; CONTRACTOR shall promptly, but in any event not later than one (one) working day of the date it first has cause to believe that the WORK may be delayed, notify COMPANY in writing of such possible delay, indicating the extent of the delay CONTRACTOR believes will or could be incurred and within seven (7) working days notify COMPANY, in writing of the proposed remedy to complete the WORK within the Contract Master Schedule.

k. The CONTRACTOR acknowledges and agrees that no extension(s) of time will be requested or granted for any actual delays in activities which, according to the Contract Master Schedule, do not affect (a) any completion date(s) in a critical path in the network, or (b) a Date of Notice of Milestone.


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                                    5. TITLE

a. CONTRACTOR shall cause all conditions of this Article to be inserted in all of its subcontracts so that COMPANY and CONTRACTOR shall have the rights set forth herein with respect to each subcontractor.

b. All drawings, documents, engineering and/or other data prepared or furnished by CONTRACTOR in performing the WORK shall become the property of COMPANY at time of preparation and may be used by COMPANY for any purpose whatsoever.

c. CONTRACTOR warrants good title to all materials, equipment, tools and supplies furnished by it, its subcontractors and their vendors which are purchased for COMPANY for the maintenance and/or construction of or become part of the FACILITIES. Title to said materials, equipment, tools, and supplies shall pass to COMPANY at the date (a) such materials, equipment, tools and supplies are identified to this AGREEMENT, (b) payment is made for all or any portion of said materials, equipment, tools and supplies, or (c) the FACILITIES or any part thereof is delivered to COMPANY. whichever of the foregoing first occurs. However, CONTRACTOR shall retain care, custody and control of said materials, equipment, tools and supplies and exercise due care thereof to protect them from loss or this AGREEMENT. Said transfer of title shall in no way affect COMPANY's rights as set forth in other provisions of this AGREEMENT.

d. Any materials, equipment, tools, supplies, or any portion of the FACILITIES for which title has passed to COMPANY but which remains in the care and custody of CONTRACTOR or its subcontractors or vendors, including any COMPANY-provided items, shall be clearly identified by CONTRACTOR, its subcontractors, and/or vendors as being the property of COMPANY and shall be segregated from CONTRACTOR's property and from the property of CONTRACTOR's subcontractors and/or vendors.

e. For the purpose of protecting COMPANY's interest in all materials, equipment, tools and supplies with respect to which title has passed to COMPANY but which remain in the possession of another party, CONTRACTOR shall take or cause to be taken all steps necessary under the laws of the appropriate jurisdiction(s) (a) to permit prompt recovery of such materials, equipment, tools and supplies, and delivery of them to COMPANY (b) to protect COMPANY's title, and (c) to protect, defend and hold COMPANY harmless, against claims by other parties with respect thereto.


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                               6. COST OF THE WORK

a. As full compensation for the WORK, COMPANY will pay to CONTRACTOR a fixed price/"cost plus not to exceed", amount as set forth in Exhibit VI hereto ("fixed price amount").

b. Such fixed price amount shall not be subject to escalation nor increased as a result of any increase in CONTRACTOR's costs unless agreed to by COMPANY in writing; nor adjusted for any reason except as specified in Article 9, CHANGES IN THE WORK. Said fixed price amount shall include:

      i) all costs, expenses and charges for designing and building the FACILITIES except for items or services specifically stated, in writing, as being provided by COMPANY or others;

      ii) costs that are caused or occasioned by a default or failure of the CONTRACTOR or any party in privity with CONTRACTOR to perform the WORK in accordance with the requirements of this AGREEMENT; and

      iii) the purchasing service for operating and commissioning supplies, spare parts, warehouse stocks, maintenance tools and any item purchased on a reimbursable basis for the FACILITIES.

c. CONTRACTOR shall, at its sole expense, be responsible for the payment of all taxes in accordance with the provisions of Article 27, TAX OBLIGATIONS hereof. CONTRACTOR shall, at its sole expense, be responsible for arranging and obtaining all necessary permits, including, but not limited to, permits for CONTRACTOR's qualification to do business in the PRC or the GETDD, including but not limited to, permits for operation of equipment and vessels, as well as visas and work permits for CONTRACTOR's personnel to perform the WORK CONTEMPLATED HEREIN.

d. CONTRACTOR shall use and document its best efforts to obtain and shall credit for the benefit of COMPANY all lawful discounts, rebates, credits, allowances and funds from vendors and subcontractors which are available to COMPANY and/or CONTRACTOR on those items which COMPANY requests CONTRACTOR to purchase on a reimbursable basis. CONTRACTOR shall be liable for and shall pay to COMPANY any such credits if in the opinion of COMPANY the CONTRACTOR did not use CONTRACTOR's best efforts to obtain such credits.

e. CONTRACTOR shall not submit any items for reimbursement unless such items were previously included in its bid proposal accepted by COMPANY. Any items for which CONTRACTOR seeks reimbursement which were not included in the bid must be approved by COMPANY in advance.


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                               7. TERMS OF PAYMENT

a. On the date and/or milestone listed for each payment in the Invoice Schedule, Exhibit VII, CONTRACTOR shall submit to COMPANY an invoice which shall show:

      i) the fixed price amount (Exhibit VI) including any adjustment agreed to in writing by COMPANY;

      ii) the aggregate amount of the fixed price invoices issued to date, including such invoice;

      iii)  the payment due on such invoice;

      iv) a current status of the Contract Master Schedule confirming that the WORK has progressed as specified therein;

      v) a statement confirming that upon payment of the subject invoice, title to materials or equipment procured by CONTRACTOR pursuant thereto shall have vested in COMPANY;

      vi) the following statement: "State Sales/Use tax in the amount of ___________ has been paid on materials used"; and

      vii)  such other items as requested by COMPANY.

b. Until the Milestone payment dates of Exhibit VII are accomplished, the CONTRACTOR shall not submit the respective invoice for payment, nor shall COMPANY have any obligation to pay such invoice until such time as COMPANY agrees (which agreement shall not be unreasonably withheld) that such Milestones have, in fact, been reached.

c. Invoices for any reimbursable items shall be issued separately each month and shall be authenticated by vouchers and invoices that have been preapproved by the COMPANY in writing.

                            8. INVOICING INSTRUCTIONS

a. CONTRACTOR's invoices shall be in the format set forth on Exhibit VIII and shall be submitted to the following address as notified) for review and processing by COMPANY:

      i)    Original and support documentation:

                        Shorewood Packaging Corporation


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                        55 Engineers Lane
                        Farmingdale, New York 11375
                        Attention: Charles Kreussling

      ii)   One (1) copy and support documentation:

                  Shorewood Packaging Corporation
                  1707 Shorewood Drive
                  LaGrange, Georgia 30240
                  Bob Reeves

b. All payment due CONTRACTOR pursuant to this AGREEMENT shall be payable in U.S. Dollars, by check to CONTRACTOR at the following address:

                  (Contractor) ____________________________
                  (Address) _______________________________
                  _________________________________________
                  Attn:

c. Within thirty (30) calendar days of the date of receipt by COMPANY of each such invoice referred to in this Article, COMPANY shall pay to CONTRACTOR all such amounts in respect to such invoice which, in the opinion of COMPANY, are then owing and due to CONTRACTOR, less:

      i)    all amounts of credit then owing to COMPANY;

      ii)   any previous payments on account made to CONTRACTOR;

      iii) any amount which COMPANY has notified CONTRACTOR as an amount in dispute;

      iv)   retainage of 10% of all billings; and

      v) any further withholding amount required by any governmental authority or statute.

d. CONTRACTOR agrees that it shall not be entitled to any interest on amounts withheld pursuant to this Section. CONTRACTOR and COMPANY agree that COMPANY shall have the right to set off any amounts which may become payable by COMPANY to CONTRACTOR under this AGREEMENT or otherwise, against any amounts which CONTRACTOR may owe to COMPANY, whether arising under this AGREEMENT or otherwise.


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                             9. CHANGES IN THE WORK

a. COMPANY shall have the right to make any changes in the WORK, i.e. alterations, additions or reductions. When a change is contemplated, COMPANY shall advise CONTRACTOR and CONTRACTOR shall within five (5) working days, unless otherwise agreed to by COMPANY, prepare a detailed, fixed price estimate for the contemplated change on the 'CHANGE IN THE WORK' form, Exhibit IX, including the effect such change may have on the Contract Master Schedule. Also, CONTRACTOR shall advise in writing if (and how) such change would affect CONTRACTOR's ability to fulfill all of its representations, guarantees and warranties. COMPANY shall review this estimate with CONTRACTOR with the intention of arriving at a mutually acceptable revision to fixed price amount. If COMPANY elects to proceed with the change, it shall so indicate by signing the CHANGE IN THE WORK form. If COMPANY declines to proceed with the change, COMPANY's authorized representative shall sign "Not accepted by COMPANY" on said form and there shall be no change to the fixed price amount.

b. The following do not constitute a change in the WORK and shall not affect the fixed price amount or entitle CONTRACTOR to any additional compensation:

      i) alterations, revisions, or additions required for operability, maintenance, and/or safety;

      ii) corrections or revisions made necessary due to CONTRACTOR's noncompliance with any statute, law, or government regulation or standard promulgated pursuant thereto, existing on or before the effective date of this AGREEMENT and/or with any written instructions and/or specifications issued to CONTRACTOR on or before the effective date of this AGREEMENT. Change orders required as a result of design or construction errors by the CONTRACTOR will be paid for by the CONTRACTOR.

c. COMPANY may notify CONTRACTOR in writing to suspend work on that portion of the WORK affected by the contemplated change pending its decision on such change.

d. No change in the WORK shall be undertaken by CONTRACTOR until it has received a COMPANY approved "CHANGE IN THE WORK" form which shall identify any modifications of CONTRACTOR's representations, guarantees and warranties and/or to the Contract Master Schedule to which COMPANY agrees. However in the event COMPANY and CONTRACTOR are unable to agree on the cost of the change, COMPANY may nevertheless direct CONTRACTOR in writing to proceed with the change and CONTRACTOR hereby agrees to proceed with the change while COMPANY and CONTRACTOR shall endeavor to resolve the issue by negotiation. In no event shall


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the cost of such change exceed the actual cost of the WORK necessary to accomplish the change, plus a percentage mark-up less than or equal to the percentage previously agreed upon by COMPANY and CONTRACTOR for the total cost and any change shall be that indicated on the signed CHANGE IN THE WORK form and such price shall not be subject to escalation or increase then or later, based upon any theory, such as lost productivity, efficiency, or impact.

                         10. WARRANTIES AND GUARANTEES

a. CONTRACTOR warrants and guarantees that the WORK shall meet all of the requirements set forth herein and in the incorporated documents and shall conform to the PDR, final plans and specifications approved by COMPANY, and also that the WORK shall be first-class in every particular and free from defects in design, engineering, materials, construction and workmanship. CONTRACTOR also warrants and guarantees that all materials, equipment, tools and supplies which become a part of the FACILITIES shall be new and of first quality (unless otherwise agreed to by COMPANY in writing). CONTRACTOR warrants and guarantees that all of the equipment and services furnished under this AGREEMENT shall comply in all respects with all applicable regulations, rulings, orders and standards promulgated thereunder. CONTRACTOR also agrees to hold defend, indemnify, and hold COMPANY GROUP (as defined below) and each of them harmless from and against any and all liabilities, claims, fines, penalties, including reasonable costs and settlements, which may arise from CONTRACTOR's failure to provide equipment and services which meet these requirements.

b. CONTRACTOR shall notify COMPANY immediately of any breach of CONTRACTOR's warranties or guarantees of which CONTRACTOR becomes aware and within five (5) days, provide COMPANY with a written proposal for remedying such breach. COMPANY will notify CONTRACTOR in writing after discovery of any breach of CONTRACTOR's warranties and guarantees as set forth in this Article, which breach may appear at any time but not later than fifteen (15) months after the date of Notice of Final Acceptance of the FACILITIES. CONTRACTOR shall re-perform its engineering, procurement, and construction services (also including its construction management services where applicable), and shall at CONTRACTOR's sole cost and expense (not reimbursable by COMPANY) provide all material, equipment, and labor necessary to correct such breach and make the WORK and the FACILITIES conform to said warranties and guarantees. COMPANY may keep all funds held as retainage to secure CONTRACTOR's obligations under this Article. Unless applied against CONTRACTOR's obligations, such sums shall be paid to CONTRACTOR at the end of the warranty period.


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c.    CONTRACTOR shall be responsible for enforcing the warranties and guarantees specified herein, commencing at the time such warranty or guarantee is furnished and ending as defined elsewhere in Section b. The cost of any equipment, material or labor required to replace or repair defective equipment or material furnished by subcontractors and vendors and not otherwise recoverable under the warranties or guarantees of CONTRACTOR or warranties or guarantees received from said subcontractors and vendors, shall be for the account of CONTRACTOR. Commencing at the end of the period defined in Section b, COMPANY shall be responsible for enforcing all warranties and guarantees from subcontractors and vendors, but CONTRACTOR shall be responsible for assisting COMPANY in enforcing such warranties, and guarantees, when requested by COMPANY at no additional cost to COMPANY.

d. If, any time during the performance of the constructed WORK or during the warranty periods the warranties or guarantees are found to have been breached, CONTRACTOR, within five (5) working days of receipt of COMPANY's written notice of such breach, shall mutually agree with COMPANY when and how it intends to remedy said breach. Should CONTRACTOR not begin and diligently proceed to complete said remedy within the time agreed to, or should CONTRACTOR and COMPANY fail to reach such an agreement within five (5) working days of CONTRACTOR's receipt of COMPANY's written notice of such breach, COMPANY, shall have the right to perform, or have performed by third parties, the necessary remedy and the costs thereof shall be borne by CONTRACTOR.

e. COMPANY's right, pursuant to this Article, to require CONTRACTOR to re-perform its services and to provide all materials, equipment, and labor necessary to correct any such breach, shall be in addition to, and not a waiver, limitation or restriction of COMPANY's other rights and remedies hereunder, or at law or in equity. Nothing contained in this Article or elsewhere in this AGREEMENT shall shorten or limit the applicable statue of limitation for any action based upon CONTRACTOR' breach of any warranty or guarantee hereunder.

f. CONTRACTOR shall obtain from all subcontractors and vendors and cause to be extended to COMPANY the best possible warranties and guarantees with respect to materials and workmanship of third-party manufactured equipment, tools and supplies furnished by such subcontractors and vendors. All such warranties and guarantees shall be subject to approval by COMPANY and shall be so written as to survive all COMPANY and CONTRACTOR inspections, tests, and approvals as well as termination of this AGREEMENT. In no event shall such warranties or guarantees be less than twenty-four (24) months from delivery or eighteen (18) months from the start of COMPANY's regular beneficial use of such equipment, tools, or supplies, whichever last occurs.

                           11. ACCEPTANCE OF THE WORK

a. COMPANY at all times has the right to inspect the WORK, and CONTRACTOR shall arrange that COMPANY may inspect all equipment and material at the point of fabrication or elsewhere at the discretion of COMPANY. COMPANY shall have the right to reject at any time any portion of the WORK including, but not limited to, engineering, materials, equipment, installation, tools or supplies which in COMPANY's judgment does not comply with CONTRACTOR's representations, warranties, or guarantees, does not conform to specifications, or is of improper or inferior design or workmanship. CONTRACTOR shall strictly comply with the procedures of this Article and no theory such as substantial compliance shall be effective to relieve CONTRACTOR of any of its obligations hereunder.

b. CONTRACTOR shall notify COMPANY in writing seven (7) calendar days prior to the actual date that CONTRACTOR expects to have the FACILITIES (or unit or portion thereof) ready for Preliminary Acceptance. After all aspects of a project milestone have been completed (except that completion of insulation, painting, final cleanup or final grading may be waived) or been complied with, including assurance that the FACILITIES are tight, are internally and externally clean, and that all machinery and equipment is properly adjusted and tested, CONTRACTOR shall then certify to COMPANY, in writing, that the FACILITIES or portion thereof are deemed ready for Acceptance.

c. Within seven (7) calendar days after receipt of CONTRACTOR's notification, as set forth above, COMPANY shall advise CONTRACTOR in writing of any defects and/or deficiencies that are discovered. Upon notification of defects and/or deficiencies, CONTRACTOR shall perform corrective measure to remove such defects and/or deficiencies and again notify COMPANY when the FACILITIES (or unit or portion thereof) are deemed ready for Preliminary Acceptance. COMPANY will have ten (10) calendar days after each subsequent notification to advise CONTRACTOR, in writing, of any additional or remaining defects and/or deficiencies which must be corrected by CONTRACTOR before the FACILITIES will be mechanically acceptable. When the FACILITIES are preliminarily accepted, COMPANY shall issue a Notice of Preliminary Acceptance with ten (10) calendar days, dated to reflect the actual date of Preliminary Acceptance.

d. After Preliminary Acceptance of the FACILITIES (or unit or portion thereof), as applicable, CONTRACTOR shall complete all provisions of the project instructions which had been waived for Preliminary Acceptance thereof, making sure that all machinery and equipment is adjusted and tested for normal operating conditions. CONTRACTOR shall then notify COMPANY when all units and the FACILITIES are considered ready for Operational Acceptance.

e. Within sixty (60) calendar days after notification that the FACILITIES (or unit or portion thereof), as applicable, are ready for Operational Acceptance, COMPANY will start up the FACILITIES (or portions thereof) and may thereafter begin to perform operational tests for a maximum of sixty (60) operating days to generally test the FACILITIES (or portion thereof) under design conditions, insofar as practical, and to demonstrate that applicable representations, guarantees and warranties of CONTRACTOR have been met. CONTRACTOR may be present at these operational tests. Within thirty (30) calendar days after completion of these operational tests, COMPANY shall advise CONTRACTOR in writing of any defects and/or deficiencies that are discovered. If CONTRACTOR is notified of defects and/deficiencies, CONTRACTOR shall perform or take measures to correct such defects and/or deficiencies and again notify COMPANY in writing that the FACILITIES (or unit or portion thereof), as applicable, are ready for Operational Acceptance. After receipt of each subsequent notification, COMPANY shall have up to seventy-five (75) calendar days in which to start up, operate, test and advise CONTRACTOR in writing of any additional or remaining defects and/or deficiencies which must be corrected by CONTRACTOR before the FACILITIES will be corrected and the FACILITIES are Operationally Accepted, COMPANY shall issue a Notice of Operational Acceptance with fifteen (15) calendar days, dated to reflect the actual date of Operational Acceptance. Notice of Operational Acceptance will not be issued until the FACILITIES (or unit or portions thereof), as applicable, are complete and have been successfully tested according to this Section.

f. If CONTRACTOR is notified of any defects and/or deficiencies during any acceptance test, CONTRACTOR shall correct these defects and/or deficiencies with the expense thereof to be for CONTRACTOR's account and not reimbursable.

g. Major portions of the WORK, not specifically identified as a Milestone under Exhibit III, may be deemed by the CONTRACTOR ready for Preliminary and/or Operational Acceptance prior to the entire FACILITIES being ready. In such cases, CONTRACTOR may request that COMPANY proceed with the acceptance procedures for such portions or unit(s). COMPANY reserves the right either to proceed with the respective acceptance test for such portions or advise CONTRACTOR, in writing, that COMPANY will not proceed with such acceptance procedures at that time. Operational Acceptance and Final Acceptance of the FACILITIES shall not occur until the FACILITIES in their entirety all function as a whole and pass all performance tests operating together as an integral FACILITY to achieve the objective of the AGREEMENT.

h. Approval or acceptance by COMPANY of any part of the WORK or FACILITIES (or unit or portions thereof), as applicable, shall not relieve CONTRACTOR of any of its obligations under this AGREEMENT including but not limited to any unperformed or improperly performed obligations hereunder.

i. Within fifteen (15) calendar days after the FACILITIES (or unit or portions thereof), as applicable, have been fully accepted by COMPANY, COMPANY will issue a Notice of Final Acceptance. Final Acceptance of the FACILITIES shall be conditioned upon, but not limited to, the following:

      i) receipt by COMPANY of all required technical information for each unit and the FACILITIES;

      ii) receipt by COMPANY of all documentation for each unit and the FACILITIES from CONTRACTOR including but not limited to fixed asset records and documentation necessary to obtain governmental approvals;

      iii) issuance of Notice of Operational Acceptance for each unit and the FACILITIES;

      iv) removal of all CONTRACTOR's vendors' and subcontractors' supplies, equipment, temporary facilities and personnel from the site; and

      v) receipt by COMPANY of all Unconditional Waiver and Release forms evidencing the waiver and release of all liens and/or claims as required by COMPANY in accordance with Article 18 LIENS, CLAIMS AND ENCUMBRANCES.

j. COMPANY's acceptance of or failure to reject the WORK (or any portion thereof) shall not be deemed to be a waiver of COMPANY's right to enforce strictly any representation, warranty, guarantee contained in, or to make any claim in respect of any breach of, this AGREEMENT.

k. In the event CONTRACTOR fails to correct any deficiency in the WORK in a timely manner, COMPANY may apply all or any portion of the retainage to correct the deficiency. Application and use of the retainage will not limit CONTRACTOR's obligations in any respect.

                              12. LABOR RELATIONS


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
a.    Subcontractor Compliance

      CONTRACTOR shall cause all conditions of this Article to be inserted in all of its subcontracts so that COMPANY and CONTRACTOR shall have the rights herein set forth with respect to each subcontractor.

b.    Keeping COMPANY informed

      CONTRACTOR shall advise COMPANY promptly, in writing, of any labor dispute or anticipated labor dispute, labor unrest, labor holiday, labor shortage, or any other labor-related event which may be expected to affect the performance of the WORK by CONTRACTOR or any of its subcontractors.

c.    Prefabricated Materials

      CONTRACTOR shall purchase materials, equipment, and prefabricated or factory assembled units to obtain the best cost/quality alternative, notwithstanding any provision in an applicable collective bargaining agreement to the contrary.

d.    Manpower Planning

      Within thirty (30) calendar days of the date of this AGREEMENT and quarterly thereafter, CONTRACTOR shall determine the actual number of craftsmen who are then available for the WORK, and will project such availability throughout the term of this AGREEMENT. The results of these determinations shall be sent to COMPANY within ten (10) calendar days after the determinations have been made.

      Further, CONTRACTOR shall determine the number of journeymen, apprentices and trainees CONTRACTOR will require on a month-by-month basis until completion of the WORK. CONTRACTOR shall also devise a course of action to enable CONTRACTOR to perform the WORK during periods of projected labor shortages. The programs may include, but should not be limited to, shift work, training programs, or hiring journeymen directly when any relevant unions' referral arrangements fail to provide journeymen under applicable labor agreement(s). Within ninety (90) calendar days prior to commencement of construction, CONTRACTOR shall report to COMPANY the result of CONTRACTOR's determinations hereunder.

e.    Decisive CONTRACTOR Labor Relations Practices.

      CONTRACTOR shall exercise its management rights, either specifically detailed in or not expressly limited by applicable collective bargaining agreement(s). Such management rights shall be deemed to include, but shall not be limited to, the rights to hire, discharge, promote and transfer employees; to select and remove foremen or other persons at other levels of supervision; to establish and enforce reasonable standards of production; to introduce, to the extent feasible, labor-saving equipment and materials; to determine the number of craftsmen necessary to perform a task, job or project; and to establish, maintain and enforce rules and regulations conducive to efficient and productive operations.


f.    Contract Violations and Jurisdictional Disputes

      CONTRACTOR and all subcontractors shall maintain hiring and employment of personnel in accordance with all relevant PRC labor laws, regulations and practices.

                                  13. INSURANCE

a.    CONTRACTOR Furnished Insurance

      i)    CONTRACTOR shall, at its sole cost, purchase and maintain, until one
      (1) year after Final Acceptance or, in the event of prior termination of the WORK for two (2) years after the date of such termination, not less than the types of insurance, with companies approved by COMPANY, which approval will not be unreasonably withheld with, coverages, endorsements, waivers, and limits as described in this Article.

      ii) All insurance required to be maintained by CONTRACTOR shall be primary to (and non-contributory with) any and all insurance (including self insurance) obtained or maintained by, or otherwise, available to COMPANY and all policies shall be endorsed accordingly.

      iii) At the time this AGREEMENT is signed by CONTRACTOR or within a period of time which COMPANY may allow in writing thereafter, but in any event not less than two (2) business days prior to CONTRACTOR's entry onto COMPANY property, CONTRACTOR shall provide evidence satisfactory to COMPANY that insurance policies and coverages required to be procured by CONTRACTOR hereunder have, in fact, been procured from and/or established with companies acceptable to COMPANY and shall be kept in force from the effective date of the AGREEMENT through one (1) year after Final Acceptance. Such evidence may take the form of certificate(s), endorsement(s), copy(ies) of policy(ies), or other form of evidence acceptable to, and as required by, COMPANY. Similar evidence of renewals shall be provided to COMPANY at least thirty (30) days prior to renewal date(s). COMPANY shall be given at least thirty (30) calendar days advance written notice prior to any cancellation or restrictive modification of the coverages required in this Article. CONTRACTOR shall be solely responsible for providing to COMPANY acceptable evidence of CONTRACTOR's compliance with this Section. COMPANY shall not be required to confirm that CONTRACTOR has provided such evidence of coverage and/or renewals and no waiver by COMPANY of any of CONTRACTOR's obligations pursuant to this Section or any other provision of this AGREEMENT shall occur or be inferred or implied by any failure of COMPANY to insist upon strict performance of this or any other Section of this AGREEMENT.

      iv) Each and every insurance policy required by this Article shall include an insurer's waiver of Subrogation rights in favor of COMPANY, its parent, subsidiary and affiliated companies and all participants or co-ventures and the respective officers, directors, employees, agents, and/or representatives of each of the foregoing (hereinafter individually and collectively referred to as "COMPANY GROUP"), and such rights of subrogation shall be and are hereby waived. Except for Workers' Compensation, each and every insurance policy required by this Article shall be endorsed to name COMPANY GROUP as Additional Insureds with respect to liability arising out of CONTRACTOR's operations and/or its services hereunder, and shall include a Severability of Interest ("Cross Liability") Clause.

      v) All amounts of claims, losses or damages otherwise covered by, but not recovered from, CONTRACTOR's insurers, by reason of application of any deductible clause or any self-insured retention accepted by CONTRACTOR as a part of its insurance program, or by any failure of CONTRACTOR to observe any term or condition of any insurance policy obtained or maintained by CONTRACTOR shall be solely for the account of CONTRACTOR. In such a case, CONTRACTOR shall itself pay the full amount of any and all claims, losses, and/or damages that are not recovered from CONTRACTOR's insurers.

      vi) CONTRACTOR purchased policies shall contain provisions which require the insurer to notify COMPANY, in writing, at least thirty (30) calendar days prior to any material change or cancellation of such policies.

      vii) COMPANY shall afford CONTRACTOR all reasonable assistance as may be required for the preparation and negotiation of insurance claims at no additional cost to COMPANY.

      viii) The requirement of CONTRACTOR to purchase and maintain insurance and COMPANY's acceptance of evidence of such insurance shall not, in any manner, limit or qualify the liabilities and obligations otherwise assumed by CONTRACTOR under this AGREEMENT nor shall such insurance be limited by any limitation expressed in any other section herein or by any limitation which might be imposed by law on any obligations of CONTRACTOR including but not limited to, any indemnity obligations contained therein. The Contractual Liability coverage required by Subsection (ix)(C) below shall also cover specifically the obligations undertaken by CONTRACTOR in the indemnity provisions.

      ix) Insurance to be provided by CONTRACTOR shall include the following, with CONTRACTOR's normal limits of liability but in no event less than the minimum limits indicated:

            A. Comprehensive General Liability Insurance, (occurrence type) including but not limited to the following coverages:

            B. Premises/Operations;

            C. Blanket Contractual Liability (Broad Form);

            D. Owners and contractors Protective (independent Contractors);

            E. Subcontractors Contingent Liability;

            F. Products Liability/Completed Operations;

            G. Broad Form Property Damage;

            H. Personal/Bodily Injury Coverage;

            I. Elevator and Hoists, if any;

            J. Workers' Compensation coverage or equivalents;

            K. No exclusion for liability resulting from hazards of explosion, collapse, and/or underground damage;

            L. and all subject to a limit of not less than Five Million Dollars ($5,000,000.) per occurrence (with no aggregate limit).

b.    COMPANY FURNISHED INSURANCE

      COMPANY at its sole cost and expense shall procure casualty insurance insuring against damage or loss to COMPANY'S property and the FACILITIES resulting from flood, fire and other general risks, excluding seismic activity. Such coverage shall be with such companies and in such amounts as COMPANY shall determine. Such insurance shall provide for a waiver of subrogation against CONTRACTOR.

     14. RESPONSIBILITY FOR PROPERTY TO BE INCORPORATED INTO THE FACILITIES

a. Except as limited by Section b below, COMPANY assumes all risks of loss or damage to materials, equipment and supplies to be incorporated into the FACILITIES or procured on behalf of COMPANY for the maintenance and/or construction thereof, expressly excluding CONTRACTOR's and subcontractors' property including, but not limited to, construction equipment, mobile equipment, motor vehicles, marine vessels or craft, aircraft, tools and employees' personal effects. This responsibility (and exclusion) becomes effective from the time such items leave the point of shipment to the jobsite, including any intermediate stops during transit.

b. Notwithstanding the provisions of Section a above, CONTRACTOR shall be solely responsible for:

      i) the cost of correcting/rectifying any breach of CONTRACTOR's and/or its subcontractors' representations, warranties or guarantees;

      ii)   CONTRACTOR's and subcontractors' property; and

      iii) shortage or disappearance of materials, equipment or supplies occurring while in the care, custody or control of CONTRACTOR, or theft of such materials by employees of CONTRACTOR or its subcontractors.

c. CONTRACTOR shall afford COMPANY all reasonable assistance as may be required for the preparation and negotiation of insurance claims when requested by COMPANY and at no additional cost to COMPANY.

d. CONTRACTOR shall cause all conditions of this Article to be inserted in all of its subcontracts so that COMPANY and CONTRACTOR shall have the rights set forth herein with respect to each subcontractor.

                 15. INDEMNIFICATION OF PATENTS AND OTHER RIGHTS

a. CONTRACTOR agrees to defend, indemnify, and hold COMPANY GROUP harmless from and against any and all loss, damage, liability or expense of any kind by reason of any actual or alleged infringement of any patent, copyright, or other proprietary right of a third party arising out of anything (including, but not limited to, tools, materials, equipment, methods, facilities, processes, designs, information, or other items) incorporated in the WORK and designed by CONTRACTOR or its subcontractors. The foregoing obligation shall not, however, extend to claims of any actual or alleged infringement (i) arising solely out of CONTRACTOR's use for its (their) intended purpose(s), of anything (including without limitation, tools, materials, equipment, methods, facilities, processes, designs, information, or other items) which COMPANY specifically directs CONTRACTOR to use, which direction is given in writing specifically identifying the same as being exempted from CONTRACTOR obligations of defense, indemnity, and hold harmless hereunder, or (ii) in the event that the process technology for the WORK is supplied by a third party licenser, arising solely out of COMPANY's utilization of the licensed process in accordance with the instruction of said licenser.

b. Unless waived by COMPANY in a particular situation, which waiver shall not be unreasonably withheld, CONTRACTOR shall obtain from each vendor, and/or supplier who provides anything (including, but not limited to, tools, materials, equipment, methods, facilities, processes, design, information, or other items) for the WORK, a written commitment, for COMPANY's direct benefit, to defend, indemnify, and hold COMPANY GROUP harmless from and against any and all loss, damage, liability or expense (including, but not limited to, attorneys fees and other litigation expenses) or any kind by reason of any actual or alleged infringement of any patent, copyright or other proprietary right of any third party arising out of the respective vendor's or supplier's manufacture or supply of the same, or arising out of COMPANY GROUP's use of the same for its (their) intended purpose(s). Provided that such a commitment is obtained, CONTRACTOR's liability under this Section is limited to rendering such assistance to COMPANY as may reasonably be required to enforce compliance with such defense, indemnity, and hold harmless commitment by the respective vendor or supplier; but if such commitment is not obtained, and COMPANY does not waive same, CONTRACTOR will itself defend, indemnify, and hold COMPANY GROUP harmless from and against any such loss, damage liability, or expense. This Section shall not relieve CONTRACTOR of any obligations it may have under Section . or any other provision of this AGREEMENT.

                  16. PROPRIETARY INFORMATION; CONFIDENTIALITY

a. CONTRACTOR agrees that all technical data and information received from COMPANY GROUP hereunder, is proprietary to COMPANY (hereinafter "PROPRIETARY INFORMATION"), and CONTRACTOR agrees that it will hold such data and information in confidence and use its best efforts to prevent disclosure of the same to others (except such others as the owner of the particular data or information in question notifies CONTRACTOR are authorized to receive same), and that it will not duplicate or use the same for any purpose other than in connection with its performance of the WORK. The following technical data and information shall be excluded from the confidentiality requirements of this Section:

      i) technical data and information which was in the public domain prior to COMPANY's disclosure of the same hereunder, or which subsequently becomes part of the public domain by publication or otherwise, except by CONTRACTOR's wrongful act;

      ii) technical data and information which CONTRACTOR can show was in its possession prior to COMPANY's disclosure of the same hereunder, and was not acquired directly or indirectly from COMPANY; and

      iii) technical data and information which CONTRACTOR can show was disclosed to CONTRACTOR by a third party so long as CONTRACTOR does not know or have reason to know such party acquired the same directly or indirectly from COMPANY under an obligation of confidence.

b. It is understood that specific technical data and information received by CONTRACTOR hereunder, shall not be deemed to be within any of the above three exclusions merely because it is embraced by more general data and information within one of said exclusions.

c. CONTRACTOR agrees not to photograph or otherwise record, and shall require its personnel and its subcontractors, vendors, and suppliers, not to photograph or otherwise record, any of COMPANY's facilities without COMPANY's prior written consent. CONTRACTOR will not, without COMPANY's prior written consent, use COMPANY's name or refer to the project in any advertisement or other promotion of its goods or serves, and shall require its personnel and its subcontractors, vendors, and suppliers, to agree to do the same.

d. Except for a record copy of plans, specifications, and drawings which may be retained by CONTRACTOR in its confidential files, CONTRACTOR agrees that promptly upon COMPANY's request therefor during or after the term of this CONTRACT, it will deliver to COMPANY all copies of any tangible media (including, but not limited to, drawings, reports, photographs, negatives, films, disks, etc.) containing any technical data or information of COMPANY'S.

e. CONTRACTOR agrees to execute a special confidentiality or secrecy agreement relating to a particular Project or technology with COMPANY or with third parties upon written request from COMPANY.

f. It is not COMPANY's desire to be afforded access to CONTRACTOR's or any subcontractor's or any other third party's confidential information; therefore, it is agreed that any information which CONTRACTOR supplies or arranges to have supplied to COMPANY shall not be subject to any obligation of confidence (notices on drawings, proposals, graphs, tables, specifications and the like to the contrary notwithstanding); and COMPANY shall not be liable for any use or disclosure of such information and CONTRACTOR shall hold COMPANY and its affiliates harmless against any liability arising from such use or disclosure. CONTRACTOR also warrants that it will not disclose to COMPANY any information which is subject to an obligation of confidence to any third person(s).

                     17. DEFAULT, TERMINATION AND SUSPENSION

a. If CONTRACTOR shall become insolvent; or insolvency, receivership or bankruptcy proceedings shall be commenced by or against CONTRACTOR under the laws of any jurisdiction; or if CONTRACTOR shall assign or transfer this AGREEMENT or any right or interest therein, except as expressly permitted under
Article 19, ASSIGNMENTS, SUBCONTRACTS AND PURCHASE ORDERS, CONTRACTOR, or if the interest of CONTRACTOR shall devolve upon any person or corporation otherwise than as herein permitted; or if CONTRACTOR shall fail to make prompt payment for labor or materials, or disregards laws or ordinances or the lawful requirements of any competent authority or instructions of COMPANY; or if, except for any of the reasons stated in Article 21, FORCE MAJEURE shall fail, neglect, refuse or be unable at any time during the course of the WORK to provide ample material, equipment, services, or labor to perform the WORK with the quality and/or at a rate deemed sufficient by COMPANY to comply with the required warranties, guarantees, or representations and/or to meet the Contract Master Schedule, or if CONTRACTOR fails to give reasonable assurance that CONTRACTOR shall complete the same as required; or if in COMPANY's opinion, CONTRACTOR is in or will default in its performance of a material representation, warranty or guarantee or other provision of this AGREEMENT, any other Agreement between COMPANY and CONTRACTOR; then COMPANY and CONTRACTOR shall have the following rights, obligations, and duties:

      i) COMPANY without prejudice to any of its other rights or remedies may terminate this AGREEMENT forthwith in its entirety, or may terminate all or any portion of the WORK under this AGREEMENT by giving written Notice of Termination to CONTRACTOR under this Section;

      ii) CONTRACTOR shall, if required, withdraw form the COMPANY-furnished site and assign to COMPANY such of CONTRACTOR's subcontracts as COMPANY may request and shall remove such materials, equipment, tools and instruments used by CONTRACTOR in the performance of the WORK as COMPANY may direct;

      iii) COMPANY, without incurring any liability to CONTRACTOR, shall have the right (either with or without the use of CONTRACTOR's materials, equipment, tools and instruments) to finish the WORK itself or with the assistance of third parties;

      iv) CONTRACTOR shall be liable for any excess cost of the WORK incurred by COMPANY on account of any of the circumstances described in this Section. COMPANY shall be entitled to withhold further payments to CONTRACTOR until COMPANY determines that CONTRACTOR is entitled to further payments. Upon completion of the WORK by COMPANY or third parties, the total cost of the WORK shall be determined and COMPANY and CONTRACTOR shall determine the amount, if any, that CONTRACTOR shall pay COMPANY or COMPANY shall pay CONTRACTOR, which shall be deemed to complete all payments under the terms of this AGREEMENT;

      v) In addition, COMPANY may in its sole discretion terminate all or any portion of the WORK with or without cause at any time by giving written Notice of Termination to CONTRACTOR. Termination by COMPANY in accordance with the provisions herein shall not constitute a breach of this AGREEMENT nor entitle CONTRACTOR to any damages or claims except as expressly provided under this Article;

      vi) CONTRACTOR shall receive as compensation that portion of the amount due on the WORK performed up to the date of termination including reasonable demobilization charges subject to prior COMPANY approval. Should payments made to CONTRACTOR prior to termination be less that this amount COMPANY shall pay the additional amount to CONTRACTOR. Should payments already made to CONTRACTOR prior to termination be more than this amount CONTRACTOR shall pay COMPANY the difference. The amount due for the WORK performed shall be the amount which CONTRACTOR can demonstrate to COMPANY CONTRACTOR has spent plus a reasonable profit for the WORK performed to date, but in no event should COMPANY pay for any anticipated profits. CONTRACTOR shall allow COMPANY to review sufficient records, accounts, receipts, invoices and other documents, so that COMPANY can satisfy itself that the amount due CONTRACTOR is accurate and reasonable.

b. CONTRACTOR, as a condition of receiving such payments, shall execute all papers and take all other steps which may be required to vest all rights, setoffs, benefits and title in COMPANY, and CONTRACTOR shall render any such reasonable assistance as required by COMPANY to accomplish this. CONTRACTOR's reasonable and documented out-of-pocket costs in connection therewith shall be reimbursable, subject to audit by COMPANY.

c. COMPANY also may at any time suspend performance of all or any part of the WORK by giving written notice to CONTRACTOR. Such suspension may continue for a period of up to sixty (60) calendar days after the effective date of suspension during which period COMPANY, in writing, may request CONTRACTOR to resume performance of the WORK. If, at the end of said sixty-day period COMPANY has not required a resumption of the WORK, CONTRACTOR may request that that portion of the WORK which has been suspended be deemed terminated as of the effective date of suspension pursuant to the provisions of Section . Unless COMPANY agrees to deem the WORK terminated as requested by CONTRACTOR, COMPANY may extend the suspension period for another sixty (60) days. COMPANY shall compensate CONTRACTOR for those costs incurred during the suspension period which are attributable solely to the suspension and:

      i) are for the purpose of safeguarding the WORK and the materials and equipment in transit at the WORK site(s);

      ii) are for personnel, subcontractors or rented equipment which, with COMPANY's prior written approval, are maintained for the WORK; or

      iii) are reasonable and unavoidable costs of CONTRACTOR approved by COMPANY in writing.

                       18. LIENS, CLAIMS AND ENCUMBRANCES

a. CONTRACTOR shall obtain waivers and releases of liens, claims and encumbrances in form and substance acceptable to COMPANY, executed by all persons or entities who by reason of furnishing materials, equipment, labor or other services under this AGREEMENT are or may be actual or potential lien holders or claimants and COMPANY may withhold payment herewith until CONTRACTOR provides such waivers and releases to COMPANY.

b. CONTRACTOR shall provide COMPANY with an outline of CONTRACTOR's procedure for completing the work free of all claims, liens and encumbrances and contractor SHALL indemnify and hold harmless (to the full extent provided in Article ) COMPANY and defend it from any and all claims or liens filed and/or made in connection with the WORK including all expenses and attorney's fees incurred in discharging any claims, liens or similar encumbrances.

c. If CONTRACTOR shall default in discharging any lien(s) or claim(s) or encumbrances(s) upon the FACILITIES, materials, equipment, structures or the premises upon which they are located arising out of the performance of the WORK by CONTRACTOR, its subcontractors or suppliers, COMPANY will promptly notify CONTRACTOR in writing. If CONTRACTOR does not either promptly satisfy or post a bond against which such lien(s) or claim(s), and/or encumbrance(s) from COMPANY's property, COMPANY shall have the right, at its option, to settle by agreement or otherwise provide for the discharge of such lien(s) or claim(s) or encumbrance(s); and CONTRACTOR shall reimburse COMPANY promptly for all costs incurred by COMPANY necessary to discharge such lien(s) or claim(s) or encumbrances) including administrative costs, attorneys' fees and other expenses.

d. CONTRACTOR shall submit written notice to COMPANY of any and all claims, demands or proceedings by CONTRACTOR arising out of or related to this AGREEMENT within ten (10) calendar days after CONTRACTOR has had actual or constructive notice of or should reasonably have been expected to have had such notice of the basis for such claims, demands or proceedings. Within ten (10) calendar days after the happening of such event, CONTRACTOR shall also supply COMPANY with an attached statement supporting CONTRACTOR's claim, which statement shall include CONTRACTOR's detailed cost estimate of the claim and its impact, if any, on the Contract Master Schedule. CONTRACTOR shall substantiate its claim with documents, invoices, receipts, records of performance and other documents satisfactory to COMPANY and subject to verification by COMPANY. COMPANY shall not be liable for, and CONTRACTOR hereby waives, each and every claim or potential claim of CONTRACTOR which was not reported by CONTRACTOR in strict accordance with the provisions of this Article. Except with COMPANY's prior written consent, work shall not be suspended, interrupted, or halted pending resolution of CONTRACTOR's claim, whether or not such claim can be resolved to CONTRACTOR's satisfaction, and CONTRACTOR shall be bound by the terms and conditions of this AGREEMENT to prosecute the WORK, without delay, to it successful completion. COMPANY shall not be bound to any settlement or any adjustments in the fixed price amount or scheduled time with respect to CONTRACTOR's claim unless expressly agreed to by COMPANY in writing. With regard to claims, demands and proceedings arising after Final Acceptance of the WORK, all claims, demands or proceedings by CONTRACTOR shall be made not later than ten (10) calendar days after such Final Acceptance. Any statute of limitation notwithstanding, CONTRACTOR expressly agrees that its right to bring or to assert any and all claims, demands or proceedings arising in connection with its services pursuant to this AGREEMENT shall be waived unless (a) timely notice is given to COMPANY in accordance with the provisions of this Article and (b) legal proceedings if any, based on such claims or demands are commenced with one (1) year of the date of such notice to COMPANY. CONTRACTOR's remedies are limited to those expressly set forth in this AGREEMENT, and in lieu of any remedy otherwise available at law or in equity.

e. CONTRACTOR shall cause all conditions of Sections a, b, c and d herein, to be inserted in all of its subcontracts so that COMPANY and CONTRACTOR shall have the rights set forth herein with respect to each subcontractor. Further, in the event that any claim, demand or proceeding is made or commenced against COMPANY GROUP by or on behalf of any CONTRACTOR employee, subcontractor materialman, subcontractor employee, or any other person, arising out of or in connection with the WORK, CONTRACTOR shall defend, indemnify and hold COMPANY GROUP harmless from and against any and all claims, liabilities, damages or costs (including administrative costs, attorney's fees and other expenses) associated with or related to such claim, demand or proceeding, and such damages or costs shall not be reimbursable by COMPANY GROUP.

f. In the event CONTRACTOR pursues said claims, demands or proceedings to litigation and is not awarded the damages claimed, then CONTRACTOR shall pay COMPANY (or COMPANY shall deduct appropriate payment from compensation owed CONTRACTOR) all costs incurred by COMPANY (including but not limited to, third party costs, all in-house, legal fees, litigation expenses, and court costs) relating to the review, investigation and defense of any of said claims, demands or proceedings.

 g. CONTRACTOR agrees to make no claim for damages for delay, acceleration, efficiency, productivity or impact, whether contemplated or not, in the performance of this AGREEMENT whether or not occasioned by any act or omission to act of the COMPANY GROUP or any of its representatives or any party for whom the COMPANY GROUP is legally responsible; and CONTRACTOR agrees that any such claim shall be fully compensated for by an extension of time to complete performance of the WORK as provided herein. CONTRACTOR shall cause all conditions of this Section to be inserted in all of its subcontracts and to defend, indemnify and hold COMPANY GROUP harmless (to the full extent provided in Article 30, GENERAL INDEMNIFICATION, from such claims.

                19. ASSIGNMENTS, SUBCONTRACTS AND PURCHASE ORDERS

a. Any assignment by CONTRACTOR of this AGREEMENT or of any partial or total interest therein including, but not limited to, any monies due or to become due CONTRACTOR hereunder, without COMPANY's prior written consent, shall be null and void.

b. COMPANY may assign this AGREEMENT or any interest therein to any of its subsidiaries or affiliates or to others at its discretion.

c. CONTRACTOR shall not subcontract all or any portion of the WORK without prior written approval of the subcontractor by COMPANY. COMPANY reserves the right to review and approve the provisions of purchase orders and subcontracts issued by CONTRACTOR. Approval by COMPANY of a subcontract or purchase order shall not relieve CONTRACTOR of any of its obligations under this AGREEMENT. CONTRACTOR represents and warrants that all subcontractors shall perform their portion of the WORK in accordance with their respective subcontracts. CONTRACTOR shall furnish such information relative to its subcontractors as COMPANY may reasonably request. No subcontract or purchase order shall bind or purport to bind COMPANY GROUP but each such purchase order and subcontract shall contain a provision permitting assignment of it to COMPANY or others as directed by COMPANY upon COMPANY's written request to CONTRACTOR. COMPANY reserves the right to reject CONTRACTOR's use of a particular subcontractor or vendor with or without cause, at no increase in the fixed price, and without entitling CONTRACTOR to any additional compensation.

d. By an appropriate written agreement, the CONTRACTOR shall require each and every subcontractor, to the extent the WORK is to be performed by such subcontractor, to be bound to the CONTRACTOR by the terms of this AGREEMENT, and to assume toward the CONTRACTOR (and where applicable) all the obligations and responsibilities which the CONTRACTOR, by this AGREEMENT, assumes toward the COMPANY. Said Agreement shall preserve and protect the rights of the COMPANY under this AGREEMENT with respect to the WORK to be performed by the subcontractor so that the subcontracting thereof will not prejudice such rights.

e. CONTRACTOR shall include in all subcontracts and purchase orders the right of unilateral written suspension and/or cancellation, with or without cause, by CONTRACTOR, of all or any portion of such subcontract or purchase order. Each subcontract or purchase order shall state that in the event of a total or partial suspension or cancellation, subcontractor or vendor may claim only its properly supported out-of-pocket costs plus a reasonable amount to compensate subcontractor or vendor for demonstrable related charges for the suspended or canceled portions, all to be determined in accordance with generally accepted accounting procedures consistently applied and subject to audit by CONTRACTOR and/or COMPANY. In addition, the subcontract or purchase order shall state that title to materials or partially completed WORK whose full costs are included in the cancellation charges shall pass to COMPANY in accordance with Article 5, TITLE, hereof and that each subcontractor and/or vendor will be advised, in writing, what disposition shall be made of such materials or WORK.

                    20. ACCOUNTING RECORDS AND RIGHT TO AUDIT

a. In the performance of the WORK, CONTRACTOR's account shall be organized to provide the segregation required by COMPANY for its fixed asset records.

b. For any WORK performed, CONTRACTOR and its subcontractors shall keep accurate accounts and time records showing all costs and charges incurred in accordance with generally accepted accounting principles and practices consistently applied. COMPANY or its authorized representative(s) or agent(s) shall have the right to examine, during business hours, all books, records, accounts, correspondence, instructions, specifications, plans, drawings, receipts and memoranda of CONTRACTOR and its subcontractors and vendors/suppliers insofar as they are pertinent to such reimbursable or other costs or as necessary for COMPANY to verify the basis for and accuracy of such charges. CONTRACTOR shall be responsible for ensuring that all of its and its subcontractors' documentation for such reimbursable costs is preserved and made available at any time for audit, without any additional compensation therefor, up to three (3) years from the date of Notice of Final Acceptance unless COMPANY is required by Contract or any Governmental entity to keep such documentation for a longer time, in which case CONTRACTOR's retention requirement shall be extended accordingly by an equal period of time.

c. COMPANY shall have full audit rights for all documentation whether or not performed on a reimbursable cost basis in case of early termination of this AGREEMENT or any substantial portion thereof.

d. Notwithstanding anything above, COMPANY shall have the right to audit the actual progress of the WORK at such times that it deems necessary.

                                21. FORCE MAJEURE

a. A delay in or total or partial failure of performance of either party hereto except for the payment of money per the terms of the AGREEMENT shall not constitute default, suspension or termination hereunder or give rise to any claim for damages if and to the extent such delay or failure is caused by any force majeure occurrence demonstrably beyond the reasonable control of the party provided that (1) the affected party gives prompt written notice to the other party of the circumstances constituting the occurrence and of the obligation or performance which is thereby delayed or prevented, and (2) such occurrences fall within one or more of the following categories:

      i) expropriation, confiscation, requisitioning of or commandeering of all or part of the FACILITIES or compliance with any oral or written order, directive or request of any governmental authority or person purporting to act therefor or under such authority which affects to a degree not presently existing the supply, availability or use of materials, equipment or labor;

      ii) acts or inaction on the part of any governmental authority or person purporting to act therefor or under such authority;

      iii)  acts of war or the public enemy whether war be declared or not;

      iv) insurrection, rebellion, public disorders, sabotage, riots or violent demonstrations or acts of terrorists;

      v) explosions, fires, floods, earthquakes, lightning hail, severe weather conditions, or other natural calamities; or

      vi) strikes, boycott or job actions, whether direct or indirect, lawful or unlawful.

b. If within a reasonable time after a force majeure occurrence which has caused CONTRACTOR to suspend or delay performance of the WORK, CONTRACTOR has failed to take such action as CONTRACTOR could lawfully initiate to remove or relieve either the force majeure occurrence or its direct or indirect effects, COMPANY may, in addition to any other right available to COMPANY at law or in equity, in its sole discretion and after written notice to CONTRACTOR, at CONTRACTOR's expense, initiate such measure, including but not limited to, the hiring of third parties, as will be designed to remove or relieve such force majeure occurrence or its direct or indirect effects and thereafter require CONTRACTOR to resume full or partial performance of the WORK. Alternatively, COMPANY, in its sole discretion, may decide to suspend or terminate this AGREEMENT as provided above.

c. Any force majeure delay as defined herein shall be considered an excusable delay and neither party shall be entitled to additional compensation or reimbursement as a result thereof.

                                22. SEVERABILITY

The invalidity or unenforceability of any portion or provision of this AGREEMENT shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this AGREEMENT and the balance of the AGREEMENT shall be construed and enforced as if the AGREEMENT did not contain such invalid or unenforceable portion or provision.

                         23. NOTICES AND COMMUNICATIONS

Any notice pursuant to the terms and conditions of this AGREEMENT shall be in writing and delivered personally, sent by certified mail, return receipt requested, to the addresses given below, or sent by fax to the fax numbers given below provided that the fax shows the confirmation number of the receiving party both at the beginning and at the end of the fax:

to CONTRACTOR:

Attn: __________________________

Title: _________________________
________________________________
________________________________

Telephone No.: (   ) ___________
Facsimile No.: (   ) ___________
Confirmation No. _______________


to COMPANY:

SHOREWOOD PACKAGING CORPORATION
55 Engineers Lane
Farmingdale, New York 11375

Attention:  Charles Kreussling,
            Executive Vice President
Telephone No.: (516) 694-2900
Facsimile No.: (516) 361-6770


with copies to


SHOREWOOD PACKAGING CORPORATION
100 Wilshire Boulevard
Santa Monica, California 90401

Attention:  Andrew Shore,
            Vice President and General Counsel
Telephone No: (310) 260-5020
Facsimile No. (310) 260-5030

Any technical or other communications pertaining to the WORK shall be between representatives appointed by the parties. Each party shall notify the other, in writing of the name of its authorized representative. CONTRACTOR's representative shall be satisfactory to COMPANY, have knowledge of the WORK and be available at all reasonable times for consultation and shall have the power to legally bind CONTRACTOR with respect to all aspects of the WORK. Each party's designated representative shall be authorized to act on behalf of such party in all matters concerning the WORK.


               24. POLICY ON CONFLICT OF INTEREST/BUSINESS CONDUCT

CONTRACTOR agrees to perform the WORK and to conduct its affairs in respect to this AGREEMENT as follows:

a. Wherever located, CONTRACTOR is expected to conduct its operations in a lawful manner and in a manner which is consistent with the highest ethical standards prevailing in the business communities in which it operates. Books and records must be kept in a complete and accurate manner in accordance with generally accepted accounting principles (GAAP), consistently applied. The maintenance of the highest reputation for integrity is essential and is not in any circumstances to be sacrificed for the sake of results.

b. CONTRACTOR shall not pay, either directly or indirectly, any commissions, fees, or grant any rebates to any employee or officer of COMPANY, nor favor employees or officers of COMPANY with gifts or entertainment of significant cost or value, nor enter into any business arrangements with employees or officers of COMPANY, other than as a representative of COMPANY.

c. CONTRACTOR shall comply and shall cause any and all of its subcontractors (of every tier), to comply strictly with all laws, rules, orders, and regulations relating to this AGREEMENT or to the performance thereof, without COMPANY's prior written approval.

                                25. GOVERNING LAW

a. This AGREEMENT shall be governed by, interpreted, and construed and enforced in accordance with the internal laws of the State of New York, excluding any rules relating to the conflict of law. Any conflict or dispute arising out of or in any way connected with this AGREEMENT which cannot be settled amicably shall be resolved or adjudicated in the state or federal courts located in New York county.

b. In the event of any dispute, controversy or claim (collectively, "dispute") arising out of or relating to this AGREEMENT, or the breach, termination or invalidity thereof, the parties shall attempt in the first instance to resolve such dispute through friendly consultations.

c. If the dispute is not resolved by friendly consultation within ninety (90) days after the commencement of such consultations, then any party may submit the dispute for arbitration in New York in accordance with the UNCITRAL rules and shall be governed by the internal laws of New York as specified in this Article as follows:

      i) There shall be three (3) arbitrators; one (1) appointed by each party and a third, the Chairman, by the mutual agreement of the parties, and if the parties are unable to agree upon the Chairman of the arbitration, he will be selected by the other two (2) arbitrators from a list submitted by the parties which shall contain three (3) nominees from each party.

      ii)   The arbitration shall be conducted in the English language.

      iii) The arbitration award shall be final and binding on the parties, and the parties agree to be bound thereby and to act accordingly.

      iv) The cost of arbitration shall be borne by the party as designated in the arbitration award.

d. When any dispute occurs and is the subject of friendly consultation, or arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations, under this AGREEMENT, except in respect of those matters under dispute.

e. The arbitral award shall be final and binding on all parties. The parties agree to be bound by arbitration and must implement the arbitral award. Judgment upon any award entered through arbitration may be entered in any court of competent jurisdiction, or application may be made to any such court for judicial acceptance of the award and an order of enforcement, as the case shall be. In the event of judicial acceptance and an order of enforcement, all parties expressly waive all rights to object thereto (including any defense such party might raise based on any theory of sovereign immunity).

                            26. CONSEQUENTIAL DAMAGES

a. Neither party shall be liable to the other for any indirect, incidental, special, or consequential loss or damage, (including, but not limited to, loss of use, loss of profit or interest, or business interruption), incurred by said other party, whether based on contract, negligence or other tort, statute, strict liability, or otherwise arising out of this agreement.

b. The above notwithstanding, said limitation on liability shall not apply to all or any portion of such loss or damage which arises out of the fraud, or intentional, reckless, willful, or wanton misconduct of CONTRACTOR and/or its subcontractors (or any tier), or any of their respective directors, officers, employees, agents, servants, or other representatives. Further, nothing contained herein shall limit the liability to COMPANY of any vendor or other contractor or subcontractor.

                               27. TAX OBLIGATIONS

a. Except as otherwise specifically provided in this AGREEMENT, CONTRACTOR shall be solely responsible for assessment, collection and payment of all corporate, income, property, gross receipts, permits, tariffs, custom duties, import duties, export duties, value added taxes and any and all other taxes and monetary exactions as may apply to the payroll, income, gross receipts, turnover, remittance or property of CONTRACTOR, its employees, subcontractors, suppliers, agents, and their employees imposed or levied by any tax authority of the PRC, or any other country, or by any government or political subdivision or taxing authority or agency of any thereof pursuant to any laws or regulations whether now or hereafter in effect. CONTRACTOR shall be responsible for the payment of any penalties, interest, or fines resulting from the delay thereof or non-compliance therewith. CONTRACTOR agrees to indemnify, hold harmless and defend COMPANY (to the full extent provided in this Agreement), from and against any penalties, interest, fines, fees, or other consequences of CONTRACTOR failing to perform this obligation.

b. In the event that COMPANY is required by Chinese, or other applicable law to withhold, collect or pay any or all of the taxes or other monetary exactions described in Section a above, all amounts so expended shall be for the sole account of CONTRACTOR and COMPANY may lawfully deduct the amount of such taxes or other exactions from any amounts due CONTRACTOR from COMPANY under the terms of this AGREEMENT or otherwise. In the event COMPANY collects or deducts such taxes or other exactions from any amount due CONTRACTOR, the amount of such taxes or other exactions shall be paid to the applicable taxing authority on CONTRACTOR's behalf and the receipts thereof issued by COMPANY shall be submitted to CONTRACTOR. COMPANY shall reduce the amount of taxes to be withheld or deducted if CONTRACTOR provides COMPANY, prior to such withholding or deduction, documentation from the applicable government authorities certifying that such reduction is allowed.

                           28. SURVIVAL OF PROVISIONS

In order that the parties hereto may fully exercise their rights and perform their obligations hereunder arising from the performance of the WORK under this AGREEMENT, such provisions of this AGREEMENT required to ensure such exercise or performance shall survive the termination of this AGREEMENT for any cause whatsoever.


                      29. COMPANY'S ALCOHOL AND DRUG POLICY

CONTRACTOR agrees to be bound and agrees that CONTRACTOR's employees, agents and subcontractors of every tier and their agents and employees shall be bound by all requirements of any COMPANY safety program as the same may be bound from time to time.

                           30. GENERAL INDEMNIFICATION

Personal Injury; Property Damage; Violation of Law

a. CONTRACTOR agrees for itself and its insurers to release, defend, indemnify, and hold COMPANY GROUP and its insurers, free and harmless from and against any and all of the following:

      i) Liability, loss, damage, or expense arising by reason of claims by governmental authorities or others [including, but not limited to, CONTRACTOR's subcontractors (of any tier), and the employees of CONTRACTOR, of said subcontractors, or of COMPANY], of any actual or asserted failure of CONTRACTOR or its subcontractors (of any tier), to comply with any law, ordinance, regulation, rule, and/or (including, but not limited to, actual or asserted failure of CONTRACTOR to pay taxes), and fulfill all of its obligations pursuant to Article 27, TAX OBLIGATIONS, hereof.

      ii) Claims, liens demands, causes of action, loss, damage, expense, or liability on account of illness, disease, personal or bodily injury, or death of any person (including, but not limited to, the employees, agents, servants, or representatives of COMPANY GROUP, CONTRACTOR, other contractors of COMPANY, and CONTRACTOR's subcontractors, vendors, and/or suppliers, of any tier), or damage to or loss of property (including, but not limited to, the property of COMPANY GROUP), arising directly or indirectly out of the acts or omissions of operations of CONTRACTOR, its subcontractors, vendors, and/or suppliers, of any tier, of the employees, agents, servants, representatives, or subcontractors of any thereof, in connection with this AGREEMENT.

      iii) Any claim demand, cause of action, loss, damage, expense, or liability on account of actual or alleged contamination pollution, or public or private nuisance, arising directly or indirectly out of the acts or omissions or operations of CONTRACTOR or its subcontractors, vendors, and/or suppliers, of any tier, in connection with the performance of the WORK.

b. CONTRACTOR's indemnification obligations hereunder shall apply regardless of whether any person or entity to be indemnified hereunder was negligent (actively, passively, or not at all), or is alleged or proven to be strictly or absolutely liable, or to have breached any duty (delegable or non-delegable) or any warranty (express or implied), excepting only liabilities to, or claims, losses, or expenses by third parties, to the extent proven by final non-appealable judgment to have been caused by the sole negligence of, willful misconduct of, or defect in a design furnished by such indemnitee. CONTRACTOR's obligation in this regard shall also include all attorneys' fees and all other litigation costs and expenses incurred by COMPANY in its own defense or to enforce any provision of this AGREEMENT.

c. The indemnification provided herein shall be effective to, and only to, the maximum extent, scope, or amount permitted by applicable law. The parties agree that if any indemnity provision hereof is finally determined by a court of competent jurisdiction to exceed the maximum extent, scope, or amount of indemnity permitted by the applicable law, said provision shall be construed, interpreted, and enforced so as to preserve an indemnity to the maximum extent, scope, or amount permitted by the applicable law.

d. The insurance requirements of Article 13 hereof, shall not be construed to limit CONTRACTOR's indemnification obligations pursuant to this Article or under any other Article. Conversely, the insurance to be provided pursuant to Article 13 hereof, shall be in no way limited by any limitation expressed in this Article, nor by any limitation placed upon the indemnity herein given as a matter of law. The obligations undertaken by CONTRACTOR in this Article and every other indemnity provision in this AGREEMENT are intended to be covered specifically by the Contractual Liability Insurance endorsement required by Article 13.

                              31. PUBLIC RELATIONS

CONTRACTOR agrees that all public matters arising out of or in connection with the WORK shall be controlled and directed solely by COMPANY. Therefore, CONTRACTOR shall obtain COMPANY's prior written approval of the text of any announcement, publication or other type of communication concerning the WORK which CONTRACTOR, or its subcontractors or vendors wish to release for publication. CONTRACTOR shall refer all inquiries and/or requests for interviews, statements, or the like, to COMPANY.


                            32. ENTIRETY OF AGREEMENT

a. This AGREEMENT, as executed by authorized representatives of COMPANY and CONTRACTOR and the Form of Proposal signed by CONTRACTOR and accepted by COMPANY, constitute the entire agreement between the parties with respect to the matters dealt with herein, and there are no oral or written understandings, representations or commitments of any kind, express or implied, and all prior or contemporaneous oral or written understandings are either incorporated herein or are superseded. No oral or written modification of this AGREEMENT by any officer, agent or employee of CONTRACTOR or COMPANY, either before or after execution of this AGREEMENT, shall be of any force or effect unless such modification is in writing, is expressly stated to be an amendment to this AGREEMENT, at any time, shall not in any way relieve the breaching party from its strict compliance with all of its obligations pursuant to this AGREEMENT, and shall not in any way affect, limit, modify or waive the non-breaching party's right thereafter to enforce or compel strict compliance with every term, covenant, conditions or other provision hereof, any course of dealing or custom of the trade notwithstanding. Any documents, forms, receipts, etc. of CONTRACTOR which contain any terms or conditions shall be for informational or record purposes only and shall in no event be construed to affect or amend the provisions of this AGREEMENT.

b. This AGREEMENT shall create no rights in any party other than COMPANY and CONTRACTOR and no other party is intended to be a third party beneficiary of this AGREEMENT except as specifically indicated herein.

SHOREWOOD PACKAGING CO. GUANGZHOU LTD.


By:_____________________________________________
                                  Name and Title

CONTRACTOR:


By:_____________________________________________
                                  Name and Title

                                TABLE OF CONTENTS


1. THE WORK ..............................................................     1

2. RESPONSIBILITIES OF COMPANY ...........................................     2

3. REPRESENTATION AND RESPONSIBILITIES OF CONTRACTOR .....................     2

4. TIME OF COMPLETION ....................................................     6

5. TITLE .................................................................     9

6. COST OF THE WORK ......................................................    10

7. TERMS OF PAYMENT ......................................................    11

8. INVOICING INSTRUCTIONS ................................................    11

9. CHANGES IN THE WORK ...................................................    13

10. WARRANTIES AND GUARANTEES ............................................    14

11. ACCEPTANCE OF THE WORK ...............................................    16

12. LABOR RELATIONS ......................................................    18

13. INSURANCE ............................................................    20

14. RESPONSIBILITY FOR PROPERTY TO BE INCORPORATED INTO THE FACILITIES ...    23

15. INDEMNIFICATION OF PATENTS AND OTHER RIGHTS ..........................    23

16. PROPRIETARY INFORMATION; CONFIDENTIALITY .............................    24

17. DEFAULT, TERMINATION AND SUSPENSION ..................................    26

18. LIENS, CLAIMS AND ENCUMBRANCES .......................................    28

19. ASSIGNMENTS, SUBCONTRACTS AND PURCHASE ORDERS ........................    30

20. ACCOUNTING RECORDS AND RIGHT TO AUDIT ................................    32

21. FORCE MAJEURE ........................................................    32

22. SEVERABILITY .........................................................    33

23. NOTICES AND COMMUNICATIONS ...........................................    34

24. POLICY ON CONFLICT OF INTEREST/BUSINESS CONDUCT ......................    35

25. GOVERNING LAW ........................................................    35

26. CONSEQUENTIAL DAMAGES ................................................    37

27. TAX OBLIGATIONS ......................................................    37

28. SURVIVAL OF PROVISIONS ...............................................    38

29. COMPANY'S ALCOHOL AND DRUG POLICY ....................................    38

30. GENERAL INDEMNIFICATION ..............................................    38

31. PUBLIC RELATIONS .....................................................    40

32. ENTIRETY OF AGREEMENT ................................................    40

                              SCHEDULE OF EXHIBITS

I.    Scope of Work

II.   Preliminary Design Report

III.  Project Schedule

IV.   Bonus and Penalty Schedule

V.    Contract Master Schedule

VI.   Fixed Price Amount

VII.  Invoice Schedule

VIII. Form of Invoice

IX.   Change in Work Form